PRESS RELEASE
Contact:	For Immediate Release

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary - Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, July 27, 2006--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable September 15, 2006, to holders of record as of September 1, 2006.

The Company reported earnings for the second quarter of 2006 of $7.1 million, or $0.27 per share, compared with earnings in the same quarter of 2005 of $3.2 million, or $0.12 per share. Earnings for the twelve months ended June 30, 2006 were $29.6 million, or $1.13 per share. This compares to earnings of $21.1 million, or $0.82 per share, for the twelve months ended June 30, 2005.

For the quarter, revenues were higher by $7.6 million, or 8.6 percent, as compared to the second quarter of 2005, positively impacting earnings per share by an estimated $0.19. Increased electric rates, including the effect of the Missouri Interim Energy Charge (IEC), contributed an estimated $2.4 million. Continued customer growth increased revenues by an estimated $2.4 million, while the effect of weather this quarter compared to last year reduced revenues by an estimated $0.4 million. Off-system and other sales were approximately $2.4 million more than the second quarter of 2005. Revenues from non-regulated businesses decreased $0.8 million. The Empire District Gas Company (EDG), a wholly owned subsidiary, completed the acquisition of the Missouri natural gas distribution properties of Aquila, Inc. on June 1, 2006. Revenues from the first month of EDG operations contributed $1.6 million to the quarter.

Total electric fuel and purchased power costs for the quarter increased by $0.2 million, or 0.5 percent compared to the second quarter of last year. Electric fuel costs decreased by $2.3 million, with the impact of decreased natural gas volumes of $5.9 million being partially offset by an estimated $1.2 million of increased prices in natural gas. Increases due to coal volume and prices were $1.9 million and $0.5 million, respectively. Purchased power costs increased a total of $2.5 million. The cost of natural gas sold by EDG in the quarter was $0.7 million.

The IEC revenues, mentioned previously, did not recover all the Missouri related fuel and purchased power costs incurred in the second quarter. An estimated $0.6 million in fuel costs for our Missouri customers were unrecovered in the second quarter of 2006. Since inception of the IEC on March 27, 2005, the costs of fuel and purchased power are approximately $18.9 million higher than the total of the costs in our base rates and the IEC recorded during the period.

Other operating and maintenance expenses decreased $0.8 million, or $0.02 per share, primarily due to decreases in pension and healthcare costs of $0.8 million and decreased non-regulated expenses of $0.9 million. These were offset by EDG operating and maintenance expenses of $0.9 million.

Total revenues for the twelve months ended June 30, 2006 were higher by $63.7 million, or 18.8 percent, positively impacting earnings per share by $1.63. Electric revenues increased $60.0 million when compared to the twelve months ended June 30, 2005. The effect of rate increases, including $6.6 million from the IEC, increased revenue by $32.5 million. Customer growth increased revenues by an estimated $8.8 million and more favorable weather contributed an estimated $12.4 million. Off-system and other electric sales increased revenues by $6.3 million. Revenues from non-regulated businesses increased $1.8 million. EDG were $1.6 million.

--more--

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Page 2 - July 27, 2006

Total fuel and purchased power costs increased $44.8 million, or 34.6 percent, for the twelve months ended June 30, 2006, reducing earnings per share by an estimated $1.15. Other operating expenses decreased $1.2 million with decreased healthcare and pension costs of $3.3 million and decreased non-regulated expenses of $0.4 million being offset by increased transmission and distribution costs, outside services and EDG operations expenses of $0.8 million, $0.9 million, and $0.9 million, respectively. Increased depreciation and general taxes reduced earnings by an estimated $0.13 and $0.03, respectively, and maintenance expense negatively impacted earnings by $0.02 per share.

The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company’s earnings between periods. All earnings per share amounts reflect both basic and fully diluted weighted average shares outstanding.

Bill Gipson, President and CEO, will host a conference call Friday, July 28, 2006, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2006. To phone in to the conference call, parties in the United States should dial 1-800-435-1398 (International 617-614-4078), passcode # 91175626, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode # 40112432. Forward looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY FINANCIAL HIGHLIGHTS (in 000’s except per share amounts)

	Three Months Ended June 30		Twelve Months Ended June 30
	2006	2005	2006	2005
Operating Revenues	$95,453	$87,891	$402,116	$338,432
Net Income	$7,117	$3,158	$29,589	$21,100
Weighted Average Common Shares Outstanding - Basic	26,587	25,846	26,180	25,690
Weighted Average Common Shares Outstanding - Diluted	26,605	25,895	26,194	25,732
Earnings Per Weighted Average Share of Common - Basic and Diluted	$0.27	$0.12	$1.13	$0.82

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma and Arkansas. The Company also provides fiber optic, internet and customer information software services, and has an investment in close-tolerance, custom manufacturing.

###

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com